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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

    CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 6, 2001

PLUM CREEK TIMBER COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-10239	91-1912863
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

999 Third Avenue, Seattle, Washington	98104-4096
(Address of Principal Executive Offices)	(Zip Code)

(206) 467-3600
Registrant's Telephone Number, including area code

Item 2.  Acquisition or Disposition of Assets.

    On October 5, 2001, effective as of the close of trading on the New York Stock Exchange, Georgia-Pacific Corporation, a Georgia corporation ("Georgia-Pacific"), redeemed all of the outstanding shares of Georgia-Pacific Corporation-Timber Company Common Stock, par value $0.80 per share ("Timber Common Stock"), in exchange for the common stock of six former subsidiaries of Georgia-Pacific (collectively, the "Spincos"), which collectively held all of the assets and liabilities attributed to Georgia-Pacific's timber and timberlands business ("The Timber Company"), by issuing one unit (a "Unit"), consisting of one share of common stock of each Spinco, for each share of Timber Common Stock outstanding.

    On October 6, 2001, each of the Spincos merged (the "Mergers") with and into Plum Creek Timber Company, Inc., a Delaware corporation ("Plum Creek"), with Plum Creek as the surviving corporation. Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 18, 2000, as amended by Amendment No.1 to Agreement and Plan of Merger, dated as of June 12, 2001 (as amended, the "Merger Agreement"), by and among Plum Creek, Georgia-Pacific and the Spincos, each Unit was converted into the right to receive 1.37 shares of Plum Creek common stock, par value $.01 per share ("Plum Creek Common Stock"). As of the effective date of the Mergers, the former holders of Timber Common Stock held approximately 62% of the outstanding shares of Plum Creek Common Stock on a fully diluted basis. A copy of the Merger Agreement is hereby incorporated by reference to Annex A of Plum Creek's Registration Statement on Form S-4, Registration File No. 333-47708, filed on July 13, 2001.

    The Mergers are being accounted for as a reverse acquisition, with The Timber Company being treated as the acquirer for financial reporting purposes. As a consequence, the financial statements of The Timber Company constitute the financial statements of Plum Creek effective as of the consummation of the Mergers.

    Attached hereto as Exhibit 99.1 is a press release issued by Plum Creek on October 8, 2001 which press release is hereby incorporated herein by this reference.

Item 4.  Changes in Registrant's Certifying Accountant.

    Plum Creek's independent accountant is PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") and The Timber Company's independent accountant has been Arthur Andersen LLP ("Arthur Andersen"). PricewaterhouseCoopers, approved to serve as Plum Creek's independent accountant by the Audit Committee of Plum Creek's Board of Directors in January of 2001, will continue to serve in that capacity after consummation of the Mergers. Because the Mergers are being accounted for as a reverse acquisition, the financial statements of The Timber Company constitute the financial statements of Plum Creek as of the consummation of the Mergers. Therefore, upon the consummation of the Mergers on October 6, 2001, there was a change in the independent accountant for Plum Creek's financial statements from Arthur Andersen to PricewaterhouseCoopers.

    Effective October 6, 2001, Arthur Andersen was dismissed as The Timber Company's independent accountant. Arthur Andersen's reports on The Timber Company's financial statements for the fiscal years ended January 1, 2000 and December 30, 2000 did not contain an adverse opinion or a disclaimer of opinion nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

    During The Timber Company's fiscal years ended January 1, 2000 and December 30, 2000 and through the subsequent interim period to October 6, 2001, The Timber Company did not have any disagreement with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its report. During that time, there were no "reportable events" as listed in Item 304(a)(1)(v)(A)-(D) of Regulation S-K ("Regulation S-K") adopted by the Securities and Exchange Commission (the "Commission").

    PricewaterhouseCoopers has been Plum Creek's independent accountant since 1989 and Plum Creek has regularly consulted PricewaterhouseCoopers since that time. The Timber Company, as the continuing reporting entity for accounting purposes, has not consulted PricewaterhouseCoopers during The Timber Company's last two fiscal years and through the interim period to October 6, 2001 regarding any of the matters specified in Item 304(a)(2) of Regulation S-K. Plum Creek has provided Arthur Andersen a copy of this Form 8-K prior to its filing with the Commission. Arthur Andersen has provided a letter to Plum Creek, dated October 9, 2001 and addressed to the Commission, which is attached hereto as Exhibit 16.1 and is hereby incorporated herein by this reference.

Item 5.  Other Events.

    Plum Creek hereby reports the following events:

I. Certificate of Incorporation

    On October 6, 2001, the Plum Creek Certificate of Incorporation was amended through the Mergers to eliminate the Plum Creek Special Voting Common Stock, par value $.01 per share (the "Plum Creek Special Voting Common Stock"). A copy of the Plum Creek Certificate of Incorporation is attached hereto as Exhibit 3.1 and is hereby incorporated herein by this reference. On October 5, 2001, PC Advisory Partners I., L.P. and PC Intermediate Holdings, L.P. (collectively, the "Securityholders") converted each share of Plum Creek Special Voting Common Stock into one share of Plum Creek Common Stock in accordance with the terms of the Voting Agreement and Consent, dated as of July 18, 2000, as amended on June 12, 2001, by and among Plum Creek, Georgia-Pacific, the Securityholders and others.

    On October 9, 2001, Plum Creek filed a Certificate of Amendment to its Certificate of Incorporation to eliminate the classification of Plum Creek's Board of Directors. A copy of the Certificate of Amendment to the Plum Creek Certificate of Incorporation is attached hereto as Exhibit 3.2 and is hereby incorporated herein by this reference.

II. By-Laws

    Effective as of October 9, 2001, Plum Creek amended its Amended and Restated By-Laws to eliminate references to the Plum Creek Special Voting Common Stock and its classified Board of Directors. A copy of the Amended and Restated By-Laws of Plum Creek is attached hereto as Exhibit 3.3 and is hereby incorporated herein by this reference.

III. Risk Factors

    When we refer to "we," "us" or "our," we mean Plum Creek Timber Company, Inc. and, where appropriate, its consolidated and unconsolidated subsidiaries and its predecessor, Plum Creek Timber Company, L.P.

  The Expected Benefits of Integrating Our Operations With The Timber Company May Not Be Realized

    We, as the surviving corporation in the mergers of six former subsidiaries of Georgia-Pacific Corporation, or, collectively, the "Subsidiaries," which collectively held all of the assets and liabilities attributed to Georgia-Pacific's timber and timberlands business, or "The Timber Company," with and into Plum Creek Timber Company, Inc., or "Plum Creek," expect to maintain the existing business of Plum Creek and The Timber Company and to realize modest cost savings and other synergies from the mergers. Nevertheless, our success in maintaining our business and in realizing these cost savings and synergies, and the timing of this realization, depend on the quality and speed of the integration process. There are numerous systems that must be integrated, including information systems, purchasing, accounting and finance, sales, billing, payroll and regulatory compliance. We, as the surviving corporation, may experience difficulty maintaining our business and may not realize the cost savings and synergies from integrating the operations of Plum Creek and The Timber Company following completion of the mergers as fully or as quickly as we expect for a number of reasons, including:

  •
  our increased size and the resulting complexity of our organization;
  •
  potential errors in planning or executing the integration; and
  •
  the occurrence of unexpected events such as changes in the markets in which we operate.

    If we are unable to integrate effectively the operations of Plum Creek and The Timber Company in a timely and efficient manner, then some or all of the benefits of the mergers may be delayed or may not be realized and, as a result, our operating results and the market price of our common stock may be adversely affected. In particular, if the integration is not done in a timely and efficient manner:

  •
  key personnel may be lost; and
  •
  current customers may not be retained.

    In addition, the attention and effort devoted to integrating our business with The Timber Company could have the effect of diverting management's attention from other matters, and could potentially harm our business and operating results.

  If Georgia-Pacific's Redemption of Timber Company Common Stock Did Not Qualify for Tax-Free Treatment, Georgia-Pacific and the Holders of Timber Company Common Stock Would Be Subject to Tax

    We and Georgia-Pacific have received opinions from our respective tax counsel that the redemption by Georgia-Pacific of each outstanding share of Georgia-Pacific Corporation-Timber Group Common Stock, or "Timber Company common stock," in exchange for a unit, which represented one outstanding share of common stock of each of the Subsidiaries, and the mergers will generally be treated as tax-free transactions for Federal income tax purposes, that is that the redemptions will be eligible for treatment under section 355 of the Internal Revenue Code of 1986, as amended. In rendering their respective tax opinions, tax counsel noted that the redemption presents novel factual and legal issues and that the conclusions in their opinions depend heavily on representations from our officers and those of Georgia-Pacific. In addition, we and Georgia-Pacific sought a ruling from the Internal Revenue Service with respect to the treatment of the redemption as a tax-free exchange under section 355 of the Internal Revenue Code. The Internal Revenue Service exercised its discretion not to issue the ruling on the basis that the evidence proffered in support of the business purposes for the redemption and the mergers did not meet the high standard that the published procedures of the Internal Revenue Service require taxpayers to satisfy in order to receive favorable rulings. It is not possible to predict whether the efforts of the parties to obtain a ruling will cause the redemption to be subject to greater scrutiny or challenge by the Internal Revenue Service. Although tax counsel have issued their respective tax opinions, such opinions are not binding on the Internal Revenue Service or the courts and no assurance can be given that the Internal Revenue Service would not challenge the transactions and that, if the Internal Revenue Service did so, it would not be upheld by a court.

    If, for any reason, the redemption were not eligible for treatment under section 355 of the Internal Revenue Code, Georgia-Pacific would recognize taxable gain on the redemption in an amount approximately equal to the value of the Subsidiaries at the time of the redemption. Under the tax matters agreement between us and Georgia-Pacific, we would generally be responsible for 50% of such liability, in excess of the proceeds of the insurance policies obtained by The Timber Company insuring against the risk that Georgia-Pacific would be subject to tax on the redemption. Assuming that the price of our common stock on October 5, 2001 was the correct measure of the fair market value of the Subsidiaries, and assuming that Georgia-Pacific has little or no tax basis in the stock of the Subsidiaries, the Federal income tax liability would be approximately $1.0 billion, excluding interest and any penalties.

  The Insurance Will Not Cover All Circumstances Under Which the Separation of The Timber Company and Redemption of Timber Company Common Stock Could Become Taxable to Georgia-Pacific and Will Not Cover All of the Potential Tax Liability

    The Timber Company has obtained for insurance from a number of major insurance companies for a total of $500 million against the risk that Georgia-Pacific would be subject to tax on the redemption. The insurance generally only covers the risk that the legal analysis of the redemption is not accepted by the Internal Revenue Service or the courts. If, for example, the redemption were subject to tax because our representations or those of Georgia-Pacific were untrue or incorrect, Georgia-Pacific would likely not be able to collect under the terms of the insurance. The insurance does not cover any tax liability of a former holder of Timber Company common stock either from the redemption or the mergers. In addition, subject to specified exceptions, neither we nor Georgia-Pacific may settle a claim relating to an insured tax loss without the consent of the insurers.

  We Will Have to Abide by Potentially Significant Restrictions With Respect to Issuances of Our Equity Securities Until October, 2003

    Even if the redemption otherwise qualifies for tax-free treatment under section 355 of the Internal Revenue Code, Georgia-Pacific may, nevertheless, be subject to tax under section 355(e) of the Internal Revenue Code if acquisitions or issuances of our stock following the mergers cause the former holders of Timber Company common stock to own less than a majority of the outstanding shares of our common stock. In particular, section 355(e) of the Internal Revenue Code will apply if such issuances or acquisitions occur as part of a plan or series of related transactions that include the redemption. For this purpose, any acquisitions or issuances of our stock before October, 2003 are presumed to be part of such a plan, although we and Georgia-Pacific may be able to rebut that presumption. If such an issuance or acquisition of our stock triggers the application of section 355(e) of the Internal Revenue Code, Georgia-Pacific would recognize taxable gain on the redemption, but the redemption would generally be tax-free to each of the former holders of Timber Company common stock. Under the tax matters agreement between us and Georgia-Pacific, we would be required to indemnify Georgia-Pacific against that taxable gain if it were triggered by an acquisition or issuance of our stock. As of the effective date of the mergers, the former holders of Timber Company common stock held approximately 62% of the outstanding shares of our common stock on a fully diluted basis.

    Because of the change in control limitation imposed by section 355(e) of the Internal Revenue Code, we may be limited in the amount of stock that we can issue to make acquisitions or to raise additional capital until October, 2003. Also, our indemnity obligation to Georgia-Pacific might discourage, delay or prevent a change of control that our stockholders may consider favorable.

  We May Be Subject to Corporate Level Tax On The Sale of Timber Pursuant to Timber Cutting Contracts

    If we acquire an asset from a corporation in a tax-free transaction (including assets acquired pursuant to the mergers or transactions similar to the mergers), we must make an election to pay corporate level Federal income tax with respect to the appreciation that exists in the acquired asset (i.e., the excess of the fair market value of the asset over its adjusted tax basis) at the time of the acquisition (the "built-in gains tax") if the asset is sold within the 10-year period following the acquisition. We intend to take the position that the income we derive from the harvesting and sale of timber pursuant to timber cutting contracts (as opposed to the gain derived from the sale of timberlands we acquired in the mergers) will not be subject to the built-in gains tax. Although this position is not entirely free from doubt, it is consistent with the conclusion reached by the Internal Revenue Service in a Technical Advice Memorandum and numerous private letter rulings that were issued to other taxpayers. The Internal Revenue Service announced, however, that it intends to revisit this issue. Although it is difficult to predict whether the Internal Revenue Service will change its position on this issue, or when notice of such a change, if any, would be issued, we believe that any such change issued by the Internal Revenue Service should only apply prospectively and should not affect the income we derive from the harvesting of timber acquired pursuant to the mergers.

    If the built-in gains tax were to apply to our harvesting and sale of timber, a substantial portion of our income would be subject to double taxation (i.e., at the entity and shareholder levels) for the 10-year period following the mergers, and as a result, our operating results and the market price of our common stock would be negatively impacted.

  The Cyclical Nature of the Forest Products Industry Could Adversely Affect Our Results of Operations

    Our results of operations are affected by the cyclical nature of the forest products industry. Prices and demand for logs and manufactured wood products are subject to cyclical fluctuations. The demand for logs and wood products is primarily affected by the level of new residential construction activity and, to a lesser extent, repair and remodeling activity and other industrial uses. The demand for logs is also affected by the demand for wood chips in the pulp and paper markets. These activities are, in turn, subject to fluctuations due to, among other factors:

  •
  changes in domestic and international economic conditions;
  •
  interest rates;
  •
  population growth and changing demographics; and
  •
  seasonal weather cycles (e.g., dry summers, wet winters).

    Decreases in the level of residential construction activity generally reduce demand for logs and wood products. This results in lower revenues, profits and cash flows. In addition, our results of operations may be subject to global economic changes as global supplies of wood fiber shift in response to changing economic conditions. Changes in global economic conditions that could affect our results of operations include, but are not limited to, new timber supply sources and changes in currency exchange rates, foreign and domestic interest rates and foreign and domestic trade policies.

    Also, industry-wide increases in the supply of logs and wood products have led in general to the downward pressure on prices during the past twelve months. In response to a favorable price environment during much of fiscal year 1999, many timber companies increased production volumes for logs and wood products. However, this increased production, coupled with a modest decline in demand for these products in general, has led to oversupply and lower prices.

    In addition, the market for and ability to sell non-strategic timberlands and timberland properties that have higher and better uses can have a significant effect on our results of operations. Market demand for timberlands generally and higher and better use timberlands may decrease and adversely affect our results of operations.

    Historically, Canada has been a significant source of lumber for the United States market, particularly in the new home construction market. However, in 1995, the United States and Canadian governments entered into a five-year lumber trade agreement that became effective April 1, 1996. This agreement was intended to limit the volume of Canadian lumber exported into the United States through the assessment of an export tariff on annual lumber exports to the United States in excess of certain levels from the four major producing Canadian provinces. The agreement expired in April 2001, and it is uncertain whether it will be renewed or whether a similar agreement will be entered into between the two countries. Following expiration of the agreement, U.S. industry coalitions brought antidumping and countervailing duty lawsuits against Canadian exporters. As a result, inventories in Canada of lumber intended for export to the U.S. market have increased. If the lawsuits are not successful, or if a similar trade agreement between the two countries is not ultimately executed, then a significant increase in the supply of lumber to U.S. markets from Canadian sources could result, which would increase downward pressure on lumber and log prices.

  The Forest Products Industry is Highly Competitive

    The forest products industry is highly competitive in terms of price and quality. Wood products are subject to increasing competition from a variety of substitute products, including non-wood and engineered wood products. For example, plywood markets are subject to competition from oriented strand board, and U.S. lumber and log markets are subject to competition from other worldwide suppliers.

  Our Cash Distributions are Not Guaranteed and May Fluctuate

    On July 1, 1999, we converted from a master limited partnership to a real estate investment trust, or "REIT." REITs are required to distribute 90% of their net taxable ordinary income. However, unlike ordinary income such as rent, the Internal Revenue Code does not require REITs to distribute capital gain income. Accordingly, we do not believe that the Internal Revenue Code will require us to distribute any material amounts of cash given that the majority of our income comes from timber sales, which are treated as capital gains. Our board of directors, in its sole discretion, determines the amount of the quarterly distributions to be provided to our stockholders based on consideration of a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments, future acquisitions and divestitures, harvest levels, changes in the price and demand for our products and general market demand for timberlands and those timberland properties that have higher and better uses. Consequently, our distribution levels may fluctuate.

    Notwithstanding the foregoing, we will be required, by January 31, 2002, to distribute the earnings and profits acquired from the Subsidiaries. As a result of this requirement, a portion of the distribution that would otherwise be a return of capital or capital gain to our stockholders will be ordinary income for Federal income tax purposes. If we fail to distribute an amount equal to the Subsidiaries' earnings and profits on or before January 31, 2002, we might be subject to adverse tax consequences. We expect that we may accelerate a dividend regularly scheduled for payment in the year 2002 and pay it no later than January 31, 2002. Based on the amounts anticipated to be distributed to stockholders after consummation of the mergers in 2001, we expect that, even if the earnings and profits of the Subsidiaries were subsequently adjusted upward by the Internal Revenue Service, the amounts distributed would exceed such earnings and profits. Nevertheless, such an adjustment may give rise to the imposition of the 4% excise tax on the excess of income required to be distributed over the amounts treated as distributed after application of the earnings and profits rule.

  Our Ability to Harvest Timber May Be Subject to Limitations Which Could Adversely Affect Our Operations

    Weather conditions, timber growth cycles, access limitations and regulatory requirements associated with the protection of wildlife and water resources may restrict harvesting of timberlands as may other factors, including damage by fire, insect infestation, disease, prolonged drought and other natural disasters. Although damage from such natural causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage affecting our timberlands will in fact be so limited. As is common in the forest products industry, we do not maintain insurance coverage with respect to damage to our timberlands.

    Much of our Northwest timberlands are intermingled with sections of Federal land managed by the United States Forest Service. In many cases, access is only, or most economically, achieved through a road or roads built across adjacent Federal land. In order to access these intermingled timberlands, we have obtained from time to time either temporary or permanent access rights across Federal lands. This process has often been, and will likely continue to be, affected by, among other things, the requirements of the Endangered Species Act, the National Environmental Policy Act and the Clean Water Act. Access and regulatory restrictions may delay or prevent us from harvesting some of our timberlands.

    Our revenues, net income and cash flow from our operations are dependent to a significant extent on the pricing of our products and our continued ability to harvest timber at adequate levels. In addition, the terms of our long-term debt agreements and lines of credit limit our ability to fund dividends to stockholders by accelerating the harvest of significant amounts of timber.

  Provisions in Our Certificate of Incorporation and Delaware Law May Prevent a Change in Control

    Some provisions of our certificate of incorporation may discourage a third party from seeking to gain control of us. For example, the ownership limitations described in our certificate of incorporation could have the effect of delaying, deferring, or limiting a change of control in which holders of our common stock might receive a premium for their shares over the then prevailing market price. The following is a summary of provisions of our certificate of incorporation which may have this effect.

  The Ownership Limit

    In order for us to maintain our qualification as a REIT, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code. For the purpose of preserving our REIT qualification, our certificate of incorporation prohibits ownership, either directly or under the applicable attribution rules of the Internal Revenue Code, of more than 5% of the lesser of the total number of shares of our common stock outstanding or the value of the outstanding shares of our common stock by any stockholder other than by some designated persons agreed to by us or as set forth in our certificate of incorporation (the "Ownership Limit"). The Ownership Limit may have the effect of discouraging an acquisition of control of us without the approval of our board of directors.

    The Ownership Limit in our certificate of incorporation also restricts the transfer of our common stock. For example, any transfer of our equity is null and void if the transfer would:

  •
  result in any person owning, directly or indirectly, equity in excess of the Ownership Limit;
  •
  result in our equity being owned, directly or indirectly, by fewer than 100 persons;
  •
  result in us being "closely held" (as defined in the Internal Revenue Code);
  •
  result in us failing to qualify as a "domestically controlled REIT" (as defined in the Internal Revenue Code); or
  •
  otherwise cause us to fail to qualify as a REIT.

    These transfer restrictions, however, allow specific persons designated in our certificate of incorporation to beneficially own, in the aggregate, up to approximately 10% of our outstanding common stock. This exception will be permanently reduced to the extent that these persons sell their shares of our common stock or to the extent that new issuances of our common stock reduce their percentage of beneficial ownership.

  The Preferred Stock

    Our certificate of incorporation authorizes our board of directors to issue up to 75 million shares of preferred stock. Upon issuance, our board of directors will establish the preferences and rights for this preferred stock. These preferences and rights may include the right to elect additional directors. The issuance of preferred stock could have the effect of delaying or preventing a change in control of us even if a change in control were in our stockholders' best interests.

  Section 203 of the Delaware General Corporation Law

    Section 203 of the Delaware General Corporation Law generally prohibits us from engaging in business transactions with a person or entity that owns 15% or more of our voting stock for a period of three years following the time such person or entity became an "interested stockholder" unless, prior to such time, our board of directors approved either the business combination or the transaction which resulted in such person or entity becoming an interested stockholder. A business transaction may include mergers, asset sales and other transactions resulting in financial benefit to the person or entity that owns 15% or more of our voting stock.

  If We Fail to Qualify as a REIT, We Would Be Subject to Tax at Corporate Rates and Would Not Be Able to Deduct Distributions to Stockholders When Computing Our Taxable Income

    If in any taxable year we fail to qualify as a REIT:

  •
  we would be subject to Federal and state income tax on our taxable income at regular corporate rates of approximately 39%;
  •
  we would not be allowed to deduct distributions to stockholders in computing our taxable income; and
  •
  unless we were entitled to relief under the Internal Revenue Code, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification.

    If we fail to qualify as a REIT, we might need to borrow funds or liquidate some investments in order to pay the additional tax liability. Accordingly, funds available for investment or distribution to our stockholders would be reduced for each of the years involved.

    Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code to our operations and the determination of various factual matters and circumstances not entirely within our control. There are only limited judicial or administrative interpretations of these provisions. Although we operate in a manner consistent with the REIT qualification rules, there cannot be any assurance that we are or will remain so qualified.

    In addition, the rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the United States Department of the Treasury. Changes to the tax law could adversely affect our stockholders. We cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our stockholders may be changed.

  Our Timberlands Are Subject to Federal and State Environmental Regulations

    We are subject to regulation under, among other laws, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the National Environmental Policy Act, and the Endangered Species Act, as well as similar state laws and regulations. Violations of various statutory and regulatory programs that apply to our operations could result in civil penalties, remediation expenses, potential injunctions, cease and desist orders and criminal penalties. We engage in the following activities which are subject to regulation:

  •
  forestry activities, including harvesting, planting and road building, use and maintenance;
  •
  the generation of air emissions;
  •
  the discharge of industrial wastewater and storm water; and
  •
  the generation and disposal of both hazardous and nonhazardous wastes.

    Laws and regulations protecting the environment have generally become more stringent in recent years and could become more stringent in the future. Some environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to the person's negligence or fault. These laws or future legislation or administrative or judicial action with respect to protection of the environment may adversely affect our business.

    The Endangered Species Act and similar state laws protect species threatened with possible extinction. A number of species on our timberlands have been and in the future may be protected under these laws, including the northern spotted owl, marbled murrelet, gray wolf, grizzly bear, mountain caribou, bald eagle, karner blue butterfly, red cockaded woodpecker, bull trout, and various salmon species. Protection of threatened and endangered species may include restrictions on timber harvesting, road building and other forest practices on private, Federal and state land containing the affected species.

  Our Settlement of Unitholder Litigation May Result in Non-Cash Expense Which Could Adversely Affect Our Income Statements

    On April 9, 1999, we and our former general partner settled litigation relating to our conversion to a REIT. Under this settlement agreement, our former general partner has agreed to pay eligible unitholders up to $30 million if we do not meet specified five-year financial targets. This payment would be made, if at all, on or about April 15, 2004. The Securities and Exchange Commission's Staff Accounting Bulletin No. 79 provides that any payment made by our former general partner as part of this settlement will be accounted for as a deemed capital contribution by the former general partner to us, followed by a non-cash expense by us. The Staff Accounting Bulletin requires that payments made by a principal shareholder of a corporation be expensed by the corporation if the corporation receives any benefit as a result of such payment. Therefore, we will record a non-cash expense in the period in which, and to the extent that, it appears probable that a payment is required. Although any payments by our former general partner, as described above, will cause a corresponding reduction in our net income, it will have no impact on our cash flow.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seek," "approximately," "intends," "plans," "estimates," or "anticipates," or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in "Risk Factors." Some factors include changes in governmental, legislative and environmental restrictions, catastrophic losses from fires, floods, windstorms, earthquakes, volcanic eruptions, insect infestations or diseases, and changes in economic conditions and competition in our domestic and export markets. In addition, factors that could cause our actual results to differ from those contemplated by our projected, forecasted, estimated or budgeted results as reflected in forward-looking statements relating to our operations and business include:

  •
  our failure to qualify as a REIT or our failure to achieve the expected competitive advantages of operating as a REIT;
  •
  an unanticipated reduction in the demand for timber products and/or an unanticipated increase in supply;
  •
  the failure to make strategic acquisitions or to integrate such acquisitions effectively or, conversely, the failure to make strategic divestitures;
  •
  management's focus and resources being diverted from other strategic opportunities and from operational matters during the integration process;
  •
  the impact of the loss of employees following the completion of the mergers; and
  •
  the failure to meet our expectations with respect to the timing of the mergers, our likely future performance and the desirability of the mergers.

    Accordingly, actual results may not conform to the forward-looking statements contained in this document.

IV. Management's Discussion and Analysis of Financial Condition and Results of Operations

THE TIMBER COMPANY
SELECTED FINANCIAL DATA

    The Timber Company derived the information for each of the years in the period ending December 30, 2000 from, and should be read in conjunction with, its audited financial statements for these fiscal years. The Timber Company derived the financial information for the six months ended June 30, 2001, and as of June 30, 2001, from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of results. The operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

    On October 5, 2001, Georgia-Pacific redeemed all of the outstanding shares of Timber Company common stock, or 82,276,683 shares. In connection with the redemption, each outstanding share of Timber Company common stock was exchanged for one unit, or a "Unit," that represented one outstanding share of common stock of each of the former subsidiaries of Georgia-Pacific which collectively held all of the assets and liabilities attributed to Georgia-Pacific's timber and timberlands business. On October 6, 2001, holders of the Units received 1.37 shares of Plum Creek common stock for each Unit, totaling 112,719,056 shares. Therefore, 112,719,056 shares have been applied retroactively in computing basic earnings per share for all prior periods. Dilutive earnings per share include the dilutive effect of 3,813,035 outstanding options using the treasury stock method at the converted exercise prices ranging from $15.29 to $18.34 per share. This information is only a summary and you should read it in conjunction with The Timber Company's historical audited financial statements and related notes.

		Year ended
	For the six months ended June 30,
		December 30,	January 1,	December 31,
	2001	2000	2000	1998*	1997	1996
	(Dollar amounts, except per share, and shares are in millions)
Operations
Net sales	$184	$394	$522	$541	$551	$547
Income before extraordinary item	58	162	398	182	215	127
Extraordinary item, net of taxes	—	—	—	(2)	—	—

Net income	58	162	398	180	215	127
Other statistical data
Basic earnings per share	$.51	$1.44	3.53	1.60	1.91	1.13
Diluted earnings per share	$.51	1.42	3.49	1.58	1.89	1.11
Basic shares outstanding	112.7	112.7	112.7	112.7	112.7	112.7
Diluted shares outstanding	113.9	113.9	113.9	113.9	113.9	113.9
		As of
	As of June 30,
		December 30,	January 1,	December 31,
	2001	2000	2000	1998	1997	1996
	(Dollar amounts are in millions)
Financial position
Total assets	$1,628	$1,619	$1,521	$1,173	$1,171	$1,326
Debt	606	640	970	983	971	1,316
Parent's equity (deficit)	182	145	127	(81)	(49)	(172)

*
The earnings per share for 1998 was calculated using net income. The basic earning per share before extraordinary items was $1.61 and the diluted earnings per share before extraordinary items was $1.60.

MANAGEMENT'S DISCUSSION AND ANALYSIS
THE TIMBER COMPANY

GENERAL

    On December 16, 1997, shareholders of Georgia-Pacific approved the creation of two classes of common stock intended to reflect separately the performance of Georgia-Pacific's manufacturing and timber businesses (the "Letter Stock Recapitalization"). Georgia-Pacific's articles of incorporation were amended and restated to, among other things, (a) create a new class of stock designated as Georgia-Pacific Corporation-Timber Group common stock, $0.80 par value per share, and (b) authorize the distribution of one share of Timber Company common stock for each outstanding share of Georgia-Pacific common stock. Prior to the mergers, Timber Company common stock tracked the performance of a wholly-owned division of Georgia-Pacific that was engaged primarily in the growing and selling of timber on the approximately 4.7 million acres of timberlands that Georgia-Pacific owned or leased.

    Historically, The Timber Company grew, harvested and sold timber, substantially all of which was sold to manufacturing facilities operated by the Georgia-Pacific Group, a separate operating group of Georgia-Pacific that manages and operates Georgia-Pacific's manufacturing business. During 2000, The Timber Company and the Georgia-Pacific Group negotiated a new ten-year timber supply agreement which became effective January 1, 2001 and is subject to an automatic ten-year renewal period, unless either party delivers a timely termination notice. This agreement provides The Timber Company with a stable, long-term customer for approximately one-third of its planned harvest while increasing the amount of its harvest which it can market and merchandise to other customers.

MERGERS

    On July 18, 2000, Georgia-Pacific signed a definitive agreement, as amended June 12, 2001, to merge six wholly owned subsidiaries of Georgia-Pacific (collectively, the "Subsidiaries"), which collectively held all of the assets and liabilities attributed to The Timber Company, with and into Plum Creek Timber Company, Inc. On August 15, 2001, holders of Timber Company common stock and Plum Creek common stock approved the mergers. On October 5, 2001, Georgia-Pacific redeemed all of the outstanding shares of Timber Company common stock. In connection with the redemption, each outstanding share of Timber Company common stock was exchanged for one unit, which represented one outstanding share of common stock of each of the Subsidiaries. On October 6, 2001, the Subsidiaries were merged into Plum Creek and the holders of the Units received 1.37 shares of Plum Creek stock for each Unit.

    In connection with the mergers, Plum Creek assumed a ten-year wood supply agreement between Georgia-Pacific Group and The Timber Company. Also in connection with the mergers, the Georgia-Pacific debt attributed to The Timber Company was replaced by Plum Creek with third party debt.

YEAR-TO-DATE SECOND QUARTER 2001 COMPARED WITH YEAR-TO-DATE SECOND QUARTER 2000

    The Timber Company reported net sales of $184 million and net income of $58 million for the six-month period ended June 30, 2001 compared to net sales of $205 million and net income of $75 million for the same period of 2000.

    Timber sales decreased from $201 million for the first six months of 2000 to $170 million for the same period in 2001, primarily due to lower timber prices. Overall average net stumpage prices were down 17% for the six-month period ended June 30, 2001 compared to the same period in 2000, with softwood sawtimber prices down 14 percent year over year and softwood pulpwood prices 18% lower. Total timber sales volume was 5.5 million tons for the six-month period ended June 30, 2001, down 4 percent from 5.8 million tons for the same period of 2000. Most of the decline was in softwood sawtimber.

    Cost of sales, excluding depreciation and depletion, increased from $27 million in the first six months of 2000 to $35 million for the same period of 2001. This increase was primarily the result of higher cutting and hauling costs associated with increased delivered sales. General and administrative expenses were $2 million lower for the six months ended June 30, 2001, while interest expense remained unchanged at $21 million for the six months of 2001 and 2000.

    For a discussion of commitments and contingencies refer to Note 4 of the Notes to Combined Financial Statements.

2000 COMPARED WITH 1999

    The Timber Company reported net sales of approximately $394 million for 2000 compared to net sales of $522 million in 1999. The 1999 net sales included $66 million from the California, Maine and New Brunswick timberlands which were sold in that year. Net income for the full year 2000 was $162 million compared to $398 million for 1999. Results for 2000 include $78 million of gains from tactical land sales, compared with gains of $51 million in 1999. The 1999 results included a one-time after tax gain of $215 million from the sale of non-strategic timberlands in California, Maine and New Brunswick.

    Harvest volumes totaled 11.7 million tons in 2000, compared with 14.7 million tons in 1999. While part of the volume decline resulted from the 1999 strategic divestitures, the decline was also attributable to market-related downtime across the industry, particularly at Georgia-Pacific Group, which elected to defer harvests of approximately 490,000 tons from planned levels until 2001. The Timber Company also elected to postpone some open-market timber sales to keep local supply in balance with demand. Production curtailments at solid wood products mills put pressure on softwood sawtimber prices, which declined 5% year over year. Continued drought conditions in the South increased pulpwood availability, while pulp mill downtime reduced demand. As a result, softwood and hardwood pulpwood prices were down 9% and 7%, respectively.

    General and administrative expense was $38 million in 2000 compared to $43 million in 1999. Most of the decline resulted from the reduced size of the Timber Company's land holdings.

    Interest expense decreased by $25 million to $44 million in 2000 compared to $69 million in 1999. The decrease is due primarily to interest income from the note receivable from the sale of the timberlands in California.

1999 COMPARED WITH 1998

    The Timber Company reported net sales of $522 million and net income of $398 million in 1999, compared with net sales of $541 million and net income of $180 million in 1998. The 1999 results included a $355 million pretax gain ($215 million after taxes) from the sale of 1,024,000 acres of timberlands located in California, Maine and New Brunswick, Canada. The 1998 results included a $24 million pretax gain ($14 million after taxes) from the sale of certain timberlands in West Virginia and an extraordinary, after-tax loss of $2 million for the early retirement of debt.

    Timber sales decreased $24 million to $497 million in 1999 compared to $521 million in 1998, primarily as a result of a 27% decline in pulpwood selling prices. Timber sales to unrelated parties grew 66% over 1998 as The Timber Company increased its total sales revenue to third parties from 20% in 1998 to 33% in 1999. Southern softwood sawtimber prices decreased 11% from record levels in 1998 due in part to the dry ground conditions in the South. This decline in price was offset by an 11% increase in harvest volumes due in part to strong demand in the building products business. However, Western sawtimber volumes decreased 16% compared to 1998 due in part to weather conditions which restricted harvesting in the Northwest during the first nine months of 1999. Softwood pulpwood prices were down 20% compared to 1998 due to a combination of dry weather and pulp mill curtailments and/or shutdowns in the first half of 1999. Hardwood pulpwood prices also continued to drop, as anticipated. Hardwood sawtimber harvest volumes increased 18% over 1998, while pricing remained flat. Western sawtimber prices increased 19% year over year, primarily due to recovering Western markets. Also contributing was the increased demand in the building products business that was experienced during 1999.

    Excluding the pretax gain on the sale of timberlands in California, Maine and New Brunswick of $355 million in 1999, and the pretax gain on the sale of certain timberlands in West Virginia of $24 million in 1998, earnings before interest and taxes increased $22 million to $368 million in 1999 compared with $346 million in 1998. The 6% increase resulted primarily from a $34 million increase in gains on miscellaneous land sales as compared to 1998, offset by lower pulpwood selling prices. Overall, 4% higher total harvest volumes partially offset the year over year 8% decline in average sales price. Cost of sales, excluding depreciation and cost of timber harvested and gains on asset sales, decreased by $10 million to $121 million in 1999, compared to $131 million in 1998. Much of the decline in cost of sales was attributable to lower silviculture expenses and lower cut and haul expenses.

    General and administrative expense was $43 million in 1999 compared with $36 million in 1998. The increase is due to higher incentive compensation accruals, higher legal fees and $2 million of one-time, nonrecurring charges in the third quarter of 1999, primarily related to charitable contributions.

    Interest expense decreased by $2 million to $69 million in 1999 compared to $71 million in 1998 due primarily to a decrease in the weighted average interest rate.

LIQUIDITY AND CAPITAL RESOURCES

    Operating Activities.  The Timber Company generated cash from operations of $50 million for the six months ended June 30, 2001, compared with $98 million for the same period in 2000. The higher amount of cash generated from operations for the first six months of 2000 was due to higher timber prices and a refund of taxes escrowed on the sale of certain timberlands sold in 1999.

    The Timber Company generated cash from operations of $172 million during 2000 compared with $159 million in 1999. The increase in cash generated from operations was due principally to the transfer to Georgia-Pacific of an $18 million tax escrow account related to the 1999 sale of the New Brunswick timberlands.

    Investing Activities.  Timber and timberland investment was $22 million for the six months ended June 30, 2001 compared with $37 million for the same period in 2000.

    Proceeds from the sales of miscellaneous timberlands were $28 million and $6 million during the first six months of 2001 and 2000, respectively. In addition, The Timber Company paid approximately $6 million in selling costs in 2000 related to the sale of the California timberlands.

    Timber and timberland investment was $59 million in 2000 compared to $78 million in 1999. Proceeds from the sales of miscellaneous timberlands were $364 million in 2000 compared to $124 million in 1999.

    Excluding tax-free exchange transactions, The Timber Company received $124 million in proceeds from the sale of assets in 1999, including $92 million from the sale of approximately 390,000 acres of timberlands in New Brunswick, Canada, and approximately 440,000 acres of timberlands in Maine. In December 1999, The Timber Company sold approximately 194,000 acres of its redwood and Douglas-fir timberlands in Northern California for approximately $397 million. In conjunction with the sale, Georgia-Pacific received notes from the purchaser for the purchase price. These notes are fully secured by a standby letter of credit with an unaffiliated third-party financial institution. In November 2000, Georgia-Pacific monetized these notes through the issuance of notes payable. In November 2000, The Timber Company recorded net proceeds of $342 million from this monetization and used these proceeds to reduce debt. The estimated annual operating profits and capital expenditures for 1999 related to these timberlands were $30 million and $1 million, respectively. Capital spending is expected to be $45 million in 2001, primarily for reforestation.

    Financing Activities.  Georgia-Pacific's total debt decreased by $847 million to $15 billion at June 30, 2001, from $15.847 billion at December 30, 2000. At June 30, 2001 and December 30, 2000, $606 million and $640 million, respectively, of such debt was allocated to The Timber Company.

    Georgia-Pacific's total debt increased by $8.8 billion to $15.8 billion at December 30, 2000 from $7.02 billion at January 1, 2000. At December 30, 2000 and January 1, 2000, $640 million and $970 million, respectively, of such debt was allocated to The Timber Company. The debt of The Timber Company bears interest at a rate equal to the weighted average interest rate of Georgia-Pacific's total debt, calculated on a quarterly basis. At December 30, 2000, the weighted average interest rate on Georgia-Pacific's total debt, excluding senior deferrable notes, was 7.6% including outstanding interest rate exchange agreements. The Timber Company's debt increases or decreases by the amount of any cash provided by or used for its operating activities, investing activities, and other nondebt-related financing activities. See Note 1 of the Notes to Combined Financial Statements for further discussion of financial activities.

    In conjunction with the sale of 194,000 acres of The Timber Company's California timberlands in December 1999, The Timber Company received notes from the purchaser with an estimated fair value of $350 million. In November 2000, Georgia-Pacific monetized these notes through the issuance of notes payable in a private placement. The proceeds from the monetization were used to reduce The Timber Company's debt. Georgia-Pacific will use proceeds from the notes receivable to fund payments required for the notes payable. Georgia-Pacific also entered into a $47 million rate collar swap transaction to mitigate the risks associated with the interest rate differences between the notes receivable and notes payable. As of March 31, 2001, the fair value of the rate collar swap was $1 million. The rate collar swap is expected to mature in 2005 with an interest rate cap of 7.5% and an interest rate floor of 5.5%.

    In conjunction with the sale of 440,000 acres of The Timber Company's Maine timberlands in June 1999, Georgia-Pacific received notes from the purchaser in the amount of $51 million. In November 1999, Georgia-Pacific monetized these notes through the issuance of notes payable in a private placement. These proceeds were used to reduce The Timber Company's debt. Georgia-Pacific will use proceeds from the notes receivable to fund payments required for the notes payable.

    The Timber Company did not utilize derivatives for speculative purposes. Derivatives are transaction-specific so that a specific debt instrument, contract or invoice determines the amount, maturity and other specifics of the hedge. Counterparty risk is limited to institutions with long-term debt ratings of A or better.

    For the first six months of 2001 and 2000, The Timber Company returned cash to Georgia Pacific of $21 million and $117 million, respectively. In 2001, The Timber Company expects its cash flow from operations, together with proceeds from any asset sales and available financing sources, to be sufficient to fund planned capital investments, pay dividends and make scheduled debt payments.

    During 2000 and 1999, The Timber Company returned cash to Georgia-Pacific of $144 million and $190 million, respectively.

    For a discussion of commitments and contingencies, see Note 9 of the Notes to Combined Financial Statements.

V. Description of Business

    When we refer to "we," "us" or "our," we mean Plum Creek Timber Company, Inc. and, where appropriate, its consolidated and unconsolidated subsidiaries and its predecessor, Plum Creek Timber

Company, L.P. When we refer to the "corporation," we mean Plum Creek Timber Company, Inc. and its consolidated subsidiaries.

GENERAL

    Together with our subsidiaries, we own, manage, and operate approximately 7.8 million acres of timberlands and nine wood product conversion facilities in the Northwest, Southern and Northeast United States. On October 6, 2001, six former subsidiaries of Georgia-Pacific Corporation which collectively held all of the assets and liabilities attributed to Georgia-Pacific's timber and timberlands business, merged with and into us. We acquired approximately 3.9 million acres of primarily pine forests in the southern regions of the United States, 287,000 acres of primarily Douglas-fir forests in Oregon and 484,000 acres of mixed hardwood forests in the Appalachian and north eastern regions of the United States for a purchase price of approximately $3.4 billion, which includes debt incurred by us sufficient to extinguish the debt attributed to The Timber Company, which was approximately $650 million as of September 1, 2001. The mergers with The Timber Company are being accounted for as a reverse acquisition, with The Timber Company being treated as the acquirer for financial reporting purposes. As a consequence, the financial statements of The Timber Company constitute the financial statements of Plum Creek effective as of the consummation of the mergers.

    On March 29, 2001 we sold approximately 44,000 acres of timberlands near Kelso, Washington to Pope Resources, a Delaware Limited Partnership, for approximately $54 million.

    On December 15, 2000, we sold our Southern lumber manufacturing operations in Joyce, Louisiana and Huttig, Arkansas to West Fraser Timber Co. Ltd. for $60 million plus working capital.

    In January 2000, we sold approximately 90,000 acres of timberlands near St. Maries, Idaho to Crown Pacific Partners, L.P. for approximately $73 million.

    On July 1, 1999, Plum Creek Timber Company, L.P. converted from a master limited partnership to a corporation. Plum Creek Timber Company, Inc., the new corporation and successor registrant, has elected to be treated for Federal income tax purposes as a real estate investment trust or "REIT." As of the date of the REIT conversion, Plum Creek Timber Company, L.P. ceased to exist. To qualify as a REIT, substantially all assets and associated liabilities related to manufacturing operations and harvesting activities, and some higher and better use lands, were transferred to several unconsolidated corporate subsidiaries. In late 1999, Congress amended the Internal Revenue Code of 1986, as amended, to simplify several of the qualification requirements applicable to REITs, including the circumstances under which a REIT may own the voting stock of entities that do not generate qualified REIT income. Accordingly, on January 1, 2001, the effective date of the amendments, we purchased the voting stock of the unconsolidated subsidiaries and thereby consolidated the equity ownership in these business entities.

    On November 12, 1998, we acquired 905,000 acres of timberlands in central Maine from S.D. Warren Company for a purchase price of $181 million, plus $300,000 for working capital.

SEGMENT INFORMATION

    We are the second largest private timberland owner in the United States, with over 7.8 million acres in 19 states. Our diverse timberland holdings are located in three distinct regions and are strategically situated near end-markets for our products. Our timberlands are well diversified, not only by species mix but also by age distribution. Growth rates vary depending on species, location, age and forestry practices. We manage our timberlands in two business segments: the Northern Resources Segment, consisting of timberlands primarily in Idaho, Maine, Montana, Oregon, Pennsylvania, Virginia, Washington, West Virginia, and Wisconsin; and the Southern Resources Segment, consisting of timberlands primarily in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, Oklahoma, South Carolina, Texas and Virginia.

    Our manufacturing operations are conducted through our subsidiaries and include four lumber mills, two plywood plants, one medium density fiberboard facility, and two lumber remanufacturing facilities. These facilities, strategically located near our timberlands in Montana and Idaho, convert logs to lumber, plywood and other wood products, and convert sawdust and wood shavings to medium density fiberboard. The Lumber Segment refers to our lumber and lumber remanufacturing facilities and the Panel Segment refers to our plywood and medium density fiberboard facilities. The Lumber and Panel segments have established a network of 49 independent warehouses located strategically throughout the United States to enhance customer service and prompt deliveries. During December 2000, we sold our Southern lumber manufacturing facilities in Joyce, Louisiana and Huttig, Arkansas. The Land Sales Segment, which is generally conducted through our subsidiaries, refers to our higher and better use lands.

NORTHERN RESOURCES SEGMENT

    Northwest Region.  The Northwest Region consists of approximately 2.0 million acres of timberlands in Idaho, Montana, Oregon and Washington. Logs harvested in this region are primarily sold to our lumber and plywood facilities and to unaffiliated domestic wood products manufacturers. The remainder of our logs are either sold into the export market or to pulp mill customers. Competitors in the domestic log market include the United States Forest Service, Bureau of Land Management, the Bureau of Indian Affairs, the states of Idaho, Montana, Oregon and Washington, and numerous private individuals and industrial timberland owners.

    As a result of the mergers of the entities that comprised The Timber Company with and into us, we have assumed a one year agreement entered into by and between The Timber Company and Georgia-Pacific pursuant to which, for 2001, The Timber Company was required to deliver 42 million board feet of Douglas-fir and Western Hemlock sawtimber to Georgia-Pacific's sawmills at Coos Bay and Philomath, Oregon and 13 thousand green tons of pulpwood to the Georgia-Pacific Toledo pulp mill. Prices will be based on prevailing market prices. Furthermore, in conjunction with an acquisition in 1993, we entered into a sourcing agreement with Stimson Lumber Company to supply logs to Stimson's Montana mills, based upon prevailing market prices, over a ten-year period ending in 2003.

    Northeast Region.  The Northeast Region consists of approximately 1.4 million acres of timberlands in Maine, Pennsylvania, Virginia, West Virginia and Wisconsin. Logs harvested in this region are primarily sold to unaffiliated domestic wood product manufacturers and pulp and paper mills, and for export to Canada. Competitors in this market include numerous wood brokers, individuals and industrial timberland owners in Maine and Wisconsin and in the Canadian provinces of Quebec and New Brunswick.

    In connection with our acquisition of the timberlands in central Maine in 1998, we entered into a long-term agreement to supply pulp wood fiber to S.D. Warren Company's paper facility in Skowhegan, Maine at prevailing market prices. The fiber supply agreement ends in 2023 and may be extended up to an additional 15 years at the option of S.D. Warren Company.

    For all regions in the Northern Resources Segment, domestic wood and fiber consuming facilities tend to purchase raw materials within a 150-mile radius due to transportation costs. Competitive factors within a market area will generally include price, species, grade, quality, proximity to wood consuming facilities and the ability to consistently meet customer requirements. We compete based on our reputation as a stable and consistent supplier of well-merchandised, high-quality logs, and on price.

SOUTHERN RESOURCE SEGMENT

    The Southern Resource Segment consists of approximately 4.4 million acres of timberlands in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, Oklahoma, South

Carolina and Texas. Logs harvested in this region are primarily sold to unaffiliated domestic wood product manufacturers and pulp and paper mills.

    In connection with our mergers with the entities that comprised The Timber Company, we assumed a long-term agreement to supply logs to Georgia-Pacific. The supply agreement expires in 2011 and is subject to an automatic ten-year renewal period thereafter, unless either party delivers a timely termination notice. This agreement covers four key southern timber basins: Southeast Arkansas, Mississippi, Florida, and Southeast Georgia. Under the agreement, we must offer Georgia-Pacific specified percentages of our annual harvest, subject to absolute minimum and maximum limitations in each basin. Georgia-Pacific can elect to purchase between 36%-51% of our annual harvest each year in Mississippi, Florida and Southeast Georgia, and between 52%-65% in Southeast Arkansas. The total annual softwood volume will range from a minimum of 2.7 million tons to a maximum of 4.2 million tons. The prices for such timber will be negotiated at arms length between us and Georgia-Pacific every six months, and will be set by third party arbitration if we and Georgia-Pacific cannot agree on prices.

    In connection with our December 2000 sale of our Southern lumber facilities to West Fraser Timber Co. Ltd., we entered into a long-term agreement to supply logs to these mills at prevailing market prices. The supply agreement expires in 2015 and may be renewed for five-year periods thereafter upon mutual consent of both parties. Additionally, in connection with our acquisition of the Louisiana and Arkansas timberlands and manufacturing facilities in 1996, we entered into a long-term agreement to supply pulp logs and mill residuals to Riverwood International Corporation at prices that are based upon prevailing market prices. The supply agreement ends in 2016 and can be extended up to an additional 10 years by either party.

    We expect that our long-term supply agreements with Georgia-Pacific, Riverwood International Corporation and West Fraser Timber Co. Ltd. will provide us with secure markets for a substantial portion of the wood fiber harvested from our Southern Region timberlands. Due to transportation costs, domestic wood and fiber consuming facilities tend to purchase raw material within a 100-mile radius. Competitive factors within our Southern Region include price, species, grade, quality, proximity to wood consuming facilities and the ability to consistently meet customer requirements. We compete with numerous private and industrial timberland owners in the Southern United States and Federal and various state agencies in the Southern United States.

LUMBER SEGMENT

    We produce a diverse line of lumber products, including common and select boards, studs, edge-glued boards and finger-jointed studs. In December 2000, we sold our Southern lumber facilities.

    Lumber products manufactured in our two studmills, two random-length mills, and remanufacturing facility in western Montana, along with our remanufacturing facility in Idaho, are targeted to domestic lumber retailers, such as retail home centers, for use in repair and remodeling projects. These products are also sold to stocking distributors for use in home construction. Value-added products and services such as consumer appearance boards, pull-to-length boards, premium furring strips, premium studs and pattern boards are targeted to specialty markets and have made us less dependent on the more volatile home construction market.

    Competition in our lumber markets is based on price and quality and, to a lesser extent, the ability to meet delivery requirements on a consistent long-term basis and to provide specialized customer service. We compete in domestic lumber markets with a host of other United States, Canadian, European, South American and New Zealand producers. Canadian and European lumber producers have increased their penetration into the United States market due to their lower wood fiber costs and favorable exchange rates. The lumber market is also subject to competition from substitute products, such as products made from radiata pine, medium density fiberboard, oriented strand board, particleboard, laminates, steel and plastic.

    Our lumber and plywood mills produce residual wood chips as a by-product of the conversion of raw logs into finished products. These wood chips are sold to regional paper and pulp mills. A substantial portion of our residual wood chip production is sold to Smurfit Stone Container Corporation under a long-term supply agreement.

PANEL SEGMENT

    The Panel Segment consists of two plywood plants and a medium density fiberboard facility in western Montana. The panel facilities produce a diverse line of plywood and medium density fiberboard products.

    During 2000, we started construction of a new thin-board production line at our existing medium density fiberboard facility. The construction of the new $81 million thin-board production line was completed in the fall of 2001.

    Plywood.  We produce high-grade plywood that we sell primarily into specialized industrial markets, including boat, recreational vehicle and fiberglass-reinforced panel manufacturing. Our plywood products are generally of higher quality than commodity construction grade products and generally command higher prices in these specialty markets. See Lumber Segment for discussion on residual wood chips.

    Competition within the plywood market is based primarily on price and quality and, to a lesser extent, the ability to offer a full line of products and meet delivery requirements on a consistent, long-term basis. The domestic plywood market is characterized by numerous large and small producers and is also subject to competition from oriented strand board, a less expensive substitute wood product. Oriented strand board continues to capture an increasing percentage of the structural panel market due to its low cost. Oriented strand board has now captured over 50% of the structural panel market, and this percentage is expected to increase over the next several years as additional oriented strand board plants are built or existing facilities are expanded. Additionally, the quality of oriented strand board continues to improve and has become widely accepted in most building applications. However, because oriented strand board does not have plywood's strength-to-weight ratio, moisture resistance and machinability, it cannot be used in many specialty applications. To improve operating performance, many commodity plywood manufacturers have refocused their products toward the specialty plywood market, resulting in increased competition in the markets we serve. We expect to remain competitive due to our strong customer base, extensive experience in industrial markets, supply of superior quality timber, and reputation for high quality products, including various trademarked products such as MarineTech®, RV-X®, DuraFloor®, and Ultra-Core®.

    Medium Density Fiberboard.  We supply high quality medium density fiberboard ("MDF") to a wide range of customers in North America and Asia. Some of the more common uses of MDF include furniture and cabinet components, architectural moldings, doors, and store fixtures.

    The medium density fiberboard industry has been undergoing dramatic growth and increased competition because North American consumption and capacity has nearly doubled over the past seven years. Medium density fiberboard producers compete on a global scale, primarily on the basis of price, quality, service and the availability of specialty products. Medium density fiberboard is also subject to competition from solid wood products as well as hardboard and particleboard products. Competition in the industry has increased recently because of the recent price reductions of solid wood products and increased European imports resulting from the strong U.S. currency.

    Our Super-Refined MDF® commands a price premium over standard medium density fiberboard due to its superior performance in high-value applications. Super-Refined MDF® has consistently fine fiber, homogeneous density and light color, all of which make it a preferred choice where detailed shapes and smooth finishes are required. Moreover, because our fiber supply consists of inland western softwoods, a slower growth species with a low abrasive content, Super-Refined MDF® has proven to have superior machining and finishing qualities over competing products. Furthermore, we believe that the MDF plant's high production efficiency and relatively low energy and wood costs position us as one of North America's lowest cost producers. We acquire approximately half of our sawdust and wood shavings for medium density fiberboard production internally from our plywood and lumber operations, with the remainder purchased from third parties.

LAND SALES SEGMENT

    We have currently identified approximately 400,000 acres of our properties located in recreational areas or near expanding population centers that may be better suited for conservation, residential or recreational purposes, rather than for long-term commercial timberland management.

    From time to time, we transfer land to a subsidiary that focuses on maximizing the value from land sales. Our subsidiary expects to sell or exchange its properties within the next five years. Our strategy for the remaining lands in the Land Sales Segment is to realize their value over the next ten to fifteen years, through long-term timberland management followed by sales or exchanges. Our on-going review process evaluates properties based on a number of factors, such as proximity to population centers and major transportation routes and the presence of special ecological features. Occasionally, we are approached by third parties, such as conservation groups or adjacent landowners, and asked to sell land that has not been transferred to our subsidiary. We sell the property if the transaction is consistent with our land sales strategy.

TIMBER RESOURCE MANAGEMENT AND ENVIRONMENTAL STEWARDSHIP

    Resource Management.  We view our timberlands as assets with substantial inherent value. We strive to manage them in an economically prudent and environmentally responsible manner to enhance their value. We seek to enhance value by improving the productivity of our forests, controlling harvesting costs, and sorting and merchandising logs to obtain their highest value.

    We use different management techniques in each of our regions, employing a variety of the most cost effective silvicultural methods available. We expect timber growth rates on our timberlands to continue to improve over time as a result of genetic advances in seedlings, intensive forest management practices such as thinning and fertilization, and the increasing proportion of our timberlands that are converted from natural forests to actively managed plantations. Technology and forest management advances have increased growth rates and shortened harvest cycles. We believe our focus on intensive management practices will enhance forest productivity and increase the value of our timberlands over time.

    Value can be enhanced on younger timber stands through thinning operations. Value increases as trees grow and add wood volume more rapidly. Thinning a timber stand enables the healthier and potentially more valuable trees to grow more rapidly. As trees grow larger, they can be used in higher value applications such as high grade lumber, plywood, and furniture. We also consider the impact of forest management activities on properties with higher and better uses other than long-term timber production, and modify harvest plans accordingly.

    Intensive silvicultural applications, including the use of genetically improved seedlings, early and mid-rotation applications of fertilizers and chemicals to control plant competition, and pre-commercial thinning, will continue to enhance the growth and value of our timberlands. These projects improve not only the growth of the forests, but enhance the quality of the wood grown, reduce future harvesting costs, and shorten the length of the rotations.

    It is our policy to ensure that every acre harvested is promptly reforested. Based on the geographic and climatic conditions of the harvest site, harvested areas may be regenerated naturally by leaving mature trees to reseed the area. Natural regeneration methods are used on a substantial portion of our timberlands in the Northwest and Northeast Regions. In the Southern Region substantially all reforestation is done by planting.

    Forests are subject to a number of natural hazards, including damage by fire, insects and disease. Severe weather conditions and other natural disasters can also reduce the productivity of forest lands and disrupt the harvesting and delivery of forest products. While damage from natural causes is typically localized and would normally affect only a small portion of the timberlands at any one time, these hazards are unpredictable and losses might not be so limited. The size and diversity of our timberlands, together with our intensive forest management, should help to minimize these risks. Consistent with the practices of other large timber companies, we do not maintain insurance against loss to standing timber on our timberlands due to natural disasters, but we do maintain insurance for loss of logs due to fire and other occurrences following harvesting.

    Environmental Stewardship.  We are a leader in environmentally responsible resource management. As such we subscribe to the principles and objectives of the Sustainable Forestry InitiativeSM which sets forth a comprehensive approach to responsible forest stewardship. Sustainable Forestry InitiativeSM principles are designed to ensure that forest management is integrated with the conservation of soil, air and water resources, wildlife and fish habitat, and aesthetics.

    As a part of our environmental leadership, we are in the forefront of the habitat conservation planning movement. We currently manage over 1.8 million acres under three habitat conservation agreements. The habitats of hundreds of species are protected by these agreements, including twelve species listed as threatened under the Endangered Species Act. These conservation agreements include: the Cascade Region Habitat Conservation Plan, which provides habitat protection for 285 species; the Grizzly Bear Conservation Plan in the Swan Valley of western Montana; and the Native Fish Habitat Conservation Plan, completed in November 2000, which covers 1.6 million acres of our land and provides for habitat protection of native trout and salmon species listed as either threatened or endangered under the Endangered Species Act. We are currently in the process of developing another habitat conservation plan for red-cockaded woodpeckers, covering approximately 260,000 acres in Arkansas and Louisiana.

    In addition to the aforementioned conservation agreements, we are in the process of attempting to effect the transfer of two other conservation agreements with federal and state agencies entered into by prior owners of our timberlands located in our Northern and Southern Resource Segments. (See "Federal and State Regulations, Endangered Species.")

RAW MATERIALS

    Our lumber and panel facilities obtain the majority of their raw logs from our timberlands. The Rocky Mountain Region provides a consistent supply of high quality logs and preferred timber species to our lumber and plywood facilities, although over time the average log size is expected to decline and the species mix is expected to change due to harvest and growth patterns.

    Our lumber and plywood facilities have and will continue to purchase stumpage and logs from external sources, including the United States Forest Service, Bureau of Indian Affairs, Bureau of Land Management and state and private timberland owners. The United States Forest Service harvest plan calls for a 2001 harvest of 400,000 cunits in close proximity to our lumber and plywood facilities in western Montana. However, due in part to legal challenges and changes in public policy, the United States Forest Service will likely sell less volume. Our lumber and plywood facilities are permitted to bid on up to approximately fifty percent of the volume sold annually by the United States Forest Service, with the remainder set aside for small businesses. In addition, approximately 800,000 cunits of timber is expected to be offered annually to our lumber and plywood facilities from other timberland owners. The geographic area in which our lumber and plywood facilities obtain logs may expand or contract from year to year as the cost of logs and value of manufactured products fluctuate. (For further discussion of other timber supply issues see "Federal and State Regulations.")

    Our MDF facility has a consistent supply of sawdust and wood shavings from internal and external sources. Our remanufacturing facilities use short or narrow pieces of lumber, a by-product of our lumber facilities' operations, as well as lumber purchased from third-party mills.

COMPETITION

    Markets for forest products are highly competitive in terms of price and quality. Many of our competitors have substantially greater financial and operating resources. In addition, wood products are subject to increasing competition from a variety of substitutes, including non-wood and engineered wood products. Plywood markets are subject to competition from oriented strand board, and lumber and log markets are subject to competition from other worldwide suppliers. We believe we can compete effectively because of our extensive private timber inventory, our proven leadership in environmental forestry, which has positioned us to meet regulatory challenges on a cost-effective basis, our reputation as a dependable, long-term supplier of quality products, our innovative approach to providing high-quality, value-added products to various specialty and industrial niche markets and the integration of our timberlands with efficient manufacturing processes.

SEASONAL EFFECTS

    Domestic log sales volumes from our Northern timberlands are typically at their lowest point in the second quarter of each year when warming weather thaws and softens roadbeds, thus restricting access to logging sites. Log sales volumes from our Southern timberlands are generally at their lowest point during the first quarter of each year, as winter rains limit operations.

    Demand for manufactured products is generally lower in the winter quarter when activity in construction markets is slower, and higher in the spring, summer and fall quarters when construction increases. In addition to seasonal fluctuations in demand, prices of manufactured products can be affected by weather-related fluctuations in supply, as production can be hampered during severely cold winter months and then rebound with warmer spring weather. Working capital varies with seasonal fluctuations. Log inventories increase going into the winter season to prepare for reduced harvest during the spring in the North and during the rainy season in the South.

FEDERAL AND STATE REGULATIONS

    General Environmental Regulation.  Our operations are subject to Federal, state and local environmental laws and regulations, including laws relating to water, air, solid waste and hazardous substances and the requirements of the federal Occupational Safety and Health Act and comparable state statutes relating to the health and safety of our employees. Although we believe that we are in material compliance with these requirements, there can be no assurance that we will not incur significant costs, civil and criminal penalties, and liabilities, including those relating to claims for damages to property or natural resources, resulting from our operations. We maintain environmental and safety compliance programs and periodically conduct regular internal and independent third-party audits of our facilities and timberlands to monitor compliance with these laws and regulations.

    Endangered Species.  The Endangered Species Act protects species threatened with possible extinction. A number of species indigenous to our timberlands have been listed as threatened or endangered or have been proposed for one or the other status under the Endangered Species Act. As a result, our activities in or adjacent to the habitat of these species may be subject to restrictions on the harvesting of timber and the construction of roads.

    We have received incidental take permits from the U.S. Fish and Wildlife Service that together will cover our forest management on approximately 1,743,600 acres in the Northwest Region. As part of the permit application process under the Endangered Species Act, we prepared habitat conservation plans that will govern our management activities on the lands covered by the plans in these regions during the respective terms of the permits. The habitat conservation plans require us to maintain certain levels of wildlife and fish habitat, and to take numerous other mitigation measures including the protection of riparian areas. In consideration for this mitigation, the incidental take permits authorize forestry practices that are consistent with the plans, even though they may have an adverse impact on the listed species covered by the plans and permits.

    We have also entered into an agreement with the Fish and Wildlife Service, the U.S. Forest Service, and the state of Montana to conserve habitat for grizzly bears. This agreement, which covers 83,000 acres of our timberlands in the Swan Valley in western Montana, requires that we protect the habitat of, and minimize the impact of our forestry activities on, the grizzly bear. In consideration for this mitigation, the Fish and Wildlife Service authorized forestry practices in the Swan Valley that are consistent with the agreement, but that may have an adverse effect on grizzly bears.

    In addition, the red-cockaded woodpecker, listed as endangered under the Endangered Species Act, is found on or near some of our lands in Louisiana, Arkansas and Mississippi. Our efforts to address the presence of the red-cockaded woodpecker on some of our southern timberlands could involve one or more arrangements with the Fish and Wildlife Service. Currently we are working with the Fish and Wildlife Service to develop a habitat conservation plan to cover affected tracts and, if approved, we will receive an incidental take permit authorizing forest practices consistent with those plans. In addition, we are attempting to effect the transfer of other conservation agreements from prior timberland owners to us. Although discussions are underway, we are unable to predict whether the habitat conservation plan or the transfer of the other conservation agreements will ultimately be approved or, if approved, on what terms.

    Although the habitat conservation plans and the grizzly bear agreement have been implemented and are functioning as expected, there can be no assurance that they will remain in force or be sufficient to protect us against subsequent amendments of the Endangered Species Act. Nor can there be assurance that they will be sufficient to protect us against the listing of additional species, or against changes to other applicable laws and regulations. Any of these changes could materially and adversely affect our operations.

    At this time, we believe that Federal and state laws and regulations related to the protection of endangered species will not have a material adverse effect on our financial position, results of operations or liquidity. We anticipate, however, that increasingly strict laws and regulations relating to the environment, natural resources and forestry operations, as well as increased social concern over environmental issues, may result in additional restrictions on us leading to increased costs, additional capital expenditures and reduced operating flexibility.

    Timberlands.  Our forest practices are and will in the future be subject to specialized statutes and regulations in the states where we operate. Many of these states have enacted laws that regulate forestry operations, such as growing, harvesting and processing activities on forestlands. Among other requirements, these laws impose some reforestation obligations on the owners of forestlands. Several states require prior notification before beginning harvesting activities. A number of states require a regulatory review taking from 15 to 30 days or more prior to harvesting, depending upon the environmental and other sensitivities of the proposed activity. Other state laws and regulations control the following activities: slash burning and harvesting during fire hazard periods; activities that affect water courses or are in proximity to inland shore lines; activities that affect water quality, and some grading and road construction activities.

ENCUMBRANCES

    Under the terms of our debt agreements, we have agreed not to pledge, assign or transfer timberlands, except under limited circumstances. The holders of our $89.2 million face value of 11.125% First Mortgage Notes due 2007 have a first mortgage lien on a significant portion of the Lumber and Panel Facilities. We guarantee the First Mortgage Notes recorded on the books of our subsidiaries.

    The title to our timberlands does not always include the related hard rock mineral interests or oil and gas rights. Title to the timberlands is subject to presently existing easements, rights of way, flowage and flooding rights, servitudes, hunting and other leases, licenses and permits, none of which materially adversely affect the value of the timberlands or materially restrict the harvesting of timber or other operations.

EMPLOYEES

    We currently have approximately 827 salaried and 1,308 hourly employees. Many of the employees work for one of our subsidiaries. We believe that our employee relations are good. Our wage scale and benefits are generally competitive with other forest products companies. The harvesting and delivery of logs are conducted by independent contractors who are not our employees.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

    (a)  Financial Statements of Business Acquired.  The required financial statements for The Timber Company are listed as Exhibits 99.2 and 99.3 and are hereby incorporated herein by this reference.

    (b)  Pro Forma Financial Information.  The required unaudited combined pro forma condensed financial statements giving pro forma effect to Plum Creek's acquisition of The Timber Company as of June 30, 2001 are attached hereto as Exhibit 99.4 and are hereby incorporated herein by this reference.

    (c)  Exhibits.

    2.1
    Agreement and Plan of Merger by and among Plum Creek Timber Company, Inc., Georgia-Pacific Corporation, North American Timber Corp., NPI Timber, Inc., GNN Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc. and NPC Timber, Inc., dated as of July 18, 2000 and as amended on June 12, 2001 (incorporated herein by reference to Form S-4, Registration File No. 333-47708, filed July 13, 2001).

    3.1
    Plum Creek Timber Company, Inc. Certificate of Incorporation.

    3.2
    Certificate of Amendment to the Plum Creek Timber Company, Inc. Certificate of Incorporation.

    3.3
    Amended and Restated By-Laws of Plum Creek Timber Company, Inc.

    4.1
    Senior Note Agreement, dated as of October 9, 2001, $55,000,000 Series H due October 1, 2006, $75,000,000 Series I due October 1, 2008, $295,000,000 Series J due October 1, 2011, $75,000,000 Series K due October 1, 2013.

    4.2
    Credit Agreement, dated as of October 3, 2001, among Plum Creek Timberlands, L.P., Bank of America, N.A., as Administrative Agent, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, Suntrust Bank, ScotiaBanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, the Other Financial Institutions Party Thereto and Banc of America Securities LLC and First Union Securities, Inc., as Arrangers.

    4.3
    The Registrant agrees that is will furnish the Commission a copy of any of its debt instruments not listed herein upon request.

    16.1
    Letter from Arthur Andersen LLP to the Securities and Exchange Commission, dated October 9, 2001.

    23.1
    Consent of Arthur Andersen LLP.

    99.1
    Press release issued by Plum Creek Timber Company, Inc. on October 8, 2001.

    99.2
    Audited financial statements of The Timber Company for the fiscal years ended December 30, 2000, January 1, 2000 and December 31, 1998.

    99.3
    Unaudited financial statements of The Timber Company for the six months ended June 30, 2001.

    99.4
    Unaudited combined pro forma condensed financial statements for the fiscal year ended December 31, 2000 and for the six months ended June 30, 2001.

Item 8.  Change in Fiscal Year.

    The Mergers are being accounted for as a reverse acquisition with The Timber Company treated as the acquirer for financial reporting purposes. As a consequence, the financial statements of The Timber Company constitute the financial statements of Plum Creek effective as of the consummation of the Mergers. Effective October 6, 2001, the financial statements of Plum Creek are based on a fiscal year ending December 31 and no transition report will result from the change in fiscal year-end.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUM CREEK TIMBER COMPANY, INC.

	By:	/s/ JAMES A. KRAFT

Name: James A. Kraft
Title: Vice President, General Counsel and Secretary

DATED: October 9, 2001

PLUM CREEK TIMBER COMPANY, INC.

Exhibit Index to Form 8-K

Exhibit No.
2.1	Agreement and Plan of Merger by and among Plum Creek Timber Company, Inc., Georgia-Pacific Corporation, North American Timber Corp., NPI Timber, Inc., GNN Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc. and NPC Timber, Inc., dated as of July 18, 2000 and as amended on June 12, 2001 (incorporated herein by reference to Form S-4, Registration File No. 333-47708, filed July 13, 2001).
3.1	Plum Creek Timber Company, Inc. Certificate of Incorporation.
3.2	Certificate of Amendment to the Plum Creek Timber Company, Inc. Certificate of Incorporation
3.3	Amended and Restated By-Laws of Plum Creek Timber Company, Inc.
4.1
Senior Note Agreement, dated as of October 9, 2001, $55,000,000 Series H due October 1, 2006, $75,000,000 Series I due October 1, 2008, $295,000,000 Series J due October 1, 2011, $75,000,000 Series K due October 1, 2013.
4.2
Credit Agreement, dated as of October 3, 2001, among Plum Creek Timberlands, L.P., Bank of America, N.A., as Administrative Agent, First Union National Bank and The Bank of Tokyo-Mitsubishi, Ltd., Portland Branch, as Syndication Agents, Suntrust Bank, ScotiaBanc Inc. and Northwest Farm Credit Services, PCA, as Documentation Agents, the Other Financial Institutions Party Thereto and Banc of America Securities LLC and First Union Securities, Inc., as Arrangers.
4.3	The registrant agrees that it will furnish the Commission a copy of any of its debt instruments not listed herein upon request.
16.1	Letter from Arthur Andersen LLP to the Securities and Exchange Commission, dated October 9, 2001.
23.1	Consent of Arthur Andersen LLP.
99.1	Press release issued by Plum Creek Timber Company, Inc. on October 8, 2001.
99.2	Audited financial statements of The Timber Company for the fiscal years ended December 30, 2000, January 1, 2000 and December 31, 1998.
99.3	Unaudited financial statements of The Timber Company for the six months ended June 30, 2001.
99.4	Unaudited combined pro forma condensed financial statements for the fiscal year ended December 31, 2000 and for the six months ended June 30, 2001.

QuickLinks

FORM 8-K
Item 2. Acquisition or Disposition of Assets .
Item 4. Changes in Registrant's Certifying Accountant .
Item 5. Other Events .
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE TIMBER COMPANY SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS THE TIMBER COMPANY
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits .
Item 8. Change in Fiscal Year .
SIGNATURES
PLUM CREEK TIMBER COMPANY, INC. Exhibit Index to Form 8-K